Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 16 day of November, 2005 (the “Effective Date”), by and between MODIGENETECH LTD., an Israeli corporation (“Employer”), and Dr. Eyal Fima, ID no.58432790 (“Employee”).

RECITALS

A.	Employer desires to have Employee serve in the position of VP of Product Development and Employee desires to serve in such position.

B.
Employer and Employee have made commitments to each other on a variety of important issues concerning Employee’s employment, including the performance that will be expected of Employee, the compensation that Employee will be paid, how long and under what circumstances Employee will remain employed and the financial details relating to any decision that either Employee or Employer might ever make to terminate this Agreement.

C.	Employer and Employee believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

Section 1. Term. Employee’s employment hereunder shall be for a term of one______ (_1) years commencing the Effective Date (the “Term”). The Term shall automatically extend for one (1) additional year on each subsequent anniversary of the Effective Date (the “Automatic Extension”), unless either party provides written notice to the other not less than ninety (90) days prior to such anniversary of the Effective Date. If the Automatic Extension is terminated, then Employee’s employment hereunder shall terminate as of the last day of the then current Term.

Section 2. Position and Duties. Employer hereby employs Employee as the VP of Product Development. Employee will devote Employee’s full business time and best efforts to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, without the prior written consent of the Board of Directors of Employer (the “Board”); provided, that nothing herein shall preclude Employee, subject to the prior approval of the Board, from engaging in other business professions or occupations for compensation or otherwise or from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided further, that, in each case, and in the aggregate, such activities do not conflict or interfere with the performance of Employee’s duties hereunder or conflict with Section 7. Employee’s duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Chief Executive Officer (“CEO”) and the President. Employee shall have the powers necessary to perform the duties assigned to him.

Section 3. Compensation. Employee’s monthly salary and other terms of employment shall be as set forth in the Notice to Employee attached hereto as Exhibit A, as required by law, and as may be amended from time to time. As compensation for the services to be provided by Employee hereunder, Employee shall receive the following compensation, expense reimbursement and other benefits:

(a) Base Salary. Employee shall receive an aggregate monthly base salary of Twenty five thousands NIS (NIS_25000) payable in installments in accordance with the regular payroll schedule of Employer but no later than the 9th day of each month (“Base Salary”). The Base Salary shall be subject to review annually commencing on January 1, 2006, and shall be maintained or increased during the term hereof as the Board may determine from time to time.

(b) Performance Bonus. Employee shall be eligible to receive an annual cash bonus up to 25% of Base Salary, as determined by the Board, payable within ninety (90) days after the end of the fiscal year of Employer, which shall be based upon performance criteria established by the CEO (“Performance Bonus”).

(c) Equity Performance Awards. The Company will recommend to the Board of Directors of the Employer’s parent company, Modigene Inc., to grant Employee 25,000 options to purchase common stock of Modigene Inc. In the event such options are granted by Employer's parent company, the terms of such an option award shall be detailed in a separate option grant agreement.

(d) Discretion of the Board. Additional incentive compensation shall be at the discretion of the Board.

(e) Car. Employee shall be entitled to use a Company car (Mazda 3 1600 or a car of equivalent class, as shall be determined by the Employer) pursuant to the terms and conditions of the Employer’s car policy as shall be adopted by Employer and may be amended by Employer from time to time (the “Car Policy”). Employer shall gross up Employee’s Base Salary any tax liability incurred with respect to the car’s “value equivalent” (the value of the car usage) for tax purposes as updated from time to time. Subject to applicable law, in the event that Employee fail to timely pay any fines, penalties, costs or other obligations in respect of the car (excluding any costs and payments which are borne by Employer pursuant to the terms of the Car Policy), Employer shall be entitled to pay such fines, penalties, costs or other obligations and to deduct such costs from Employee’s Base Salary.

(f) Mobile Phone. Employer shall furnish Employee with a cellular telephone, and the shall bear all business-related cellular phone expenses for using such telephone, but shall not bear any personal-related cellular phone expenses for using such telephone. Any tax to be imposed on Employee with respect to such telephone will be borne by Employee.

(g) Insurance Policy. Employer shall provide Employee with customary “Executive’s Insurance Policy” or other comprehensive pension arrangement, at Employee’s choice, (including disability insurance and loss of working capacity insurance) collectively, the “Pension Insurance”) and shall pay for that purpose sums which shall not exceed 15.83 % of the Base Salary) in addition to Employees own payments. In the event of an increase in the Base Salary, all such sums shall be based on the increased Base Salary.

(h) Study Fund. Employer shall contribute an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”). Employee shall contribute, and for that purpose Employee hereby irrevocably authorizes and instructs Employer to deduct from Employee’s Base Salary at source, an aggregate monthly amount equal to 2.5% of the Base Salary as Employee’s participation in such Advanced Study Fund. Employee will bear any and all taxes applicable in connection with amounts payable by Employee and/or Employer to the Advanced Study Fund.

(i) Vacations, Sick Leave. Employee shall be entitled to an annual vacation of 22 days per annum, which vacation shall be taken at a time or times mutually agreeable to Employer and Employee. In addition, Employee shall be entitled to paid sick leave (“Dmei Machala”) as prescribed under Israeli law.

(j)  Reimbursement of Expenses. Employee shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Employee in the performance of his duties hereunder. Any expense greater than $50 shall be pre-approved by the CEO in writing or via email

(k) Withholding. Employer shall be entitled to withhold from amounts payable to Employee hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

Section 4. Work and Rest Hours Law, 1951.

Employee acknowledges and agrees that Employee’s employment with the Employer is a senior position and requires a special degree of personal trust, and that the law known as “Work and Rest Hours Law, 1951” (“Chok Shot Avoda Vemenucha”) shall not apply to Employee’s relationship with Employer. Accordingly, the monthly salary payable to Employee is a gross global salary inclusive of remuneration for working overtime and on days of rest. Employee acknowledges and agrees that unless expressly specified in this Agreement, Employee shall not be entitled to any further remuneration or payment whatsoever other than the monthly Base Salary and benefits expressly provided herein, regardless of any current or future custom between Employer and its employees.

Section 5. Confidentiality and Loyalty.

(a) Confidentiality.

(i) Employee will not at any time (whether during or after Employee’s employment with Employer) (x) retain or use for the benefit, purposes or account of Employee or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Employer (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information - including, without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of Employer, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to Employer on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of any other confidentiality obligations by third parties; (b) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided, that Employee shall give prompt written notice to Employer of such requirement, disclose no more information than is so required, and cooperate with any attempts by Employer to obtain a protective order or similar treatment.

(iii) Except as required by law, Employee will not disclose to anyone, other than Employee’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Employee may disclose to any prospective future employer the provisions of Section 5 and Section 7 of this Agreement provided they agree to maintain the confidentiality of such terms. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(iv) Upon termination of Employee’s employment with Employer for any reason, Employee shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Employer, its subsidiaries or affiliates; (y) immediately destroy, delete or return to Employer, at Employer’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Employer property) that contain Confidential Information or otherwise relate to the business of Employer, its affiliates and subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with Employer regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

(b) Intellectual Property.

(i) If Employee creates, invents, designs, develops, contributes to or improves any works, either alone or with third parties, at any time during Employee’s employment by Employer and within the scope of such employment and/or with the use of any of Employer resources (“Employer Works”), Employee shall promptly and fully disclose same to Employer and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer to the extent ownership of any such rights does not vest originally in Employer.

(ii) Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Employer) of all Employer Works. The records will be available to and remain the sole property and intellectual property of Employer at all times.

(iii) Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in Employer Works. If Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Employer any confidential, proprietary or non-public information or intellectual property relating to a former employer or third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend Employer and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

(v) The provisions of this Section 5 shall survive the termination of Employee’s employment for any reason.

Section 6. Termination.

(a) Voluntary Termination by Employee or Expiration of Term. If Employee voluntarily terminates his employment under this Agreement, provided that he provides prior written notice according to Israeli law, or if the Term expires pursuant to notice provided under Section 1, then Employer shall only be required to pay Employee such Base Salary as shall have accrued through the effective date of such termination and other payments to which Employee is entitled to receive according to Israeli law, and Employer shall not be obligated to pay any performance bonus for the then current fiscal year of Employer, or have any further obligations to Employee. Notwithstanding the foregoing, if Employee voluntarily terminates his employment due to Employer’s material breach of its obligation to pay Employee pursuant to this Agreement and Employee has given Employer notice and a reasonable period to cure such breach, then Employer shall pay Employee severance payment and all other payments to which Employee is entitled to receive according to Israeli law. In such case, Employer shall not be obligated to pay any remaining performance bonus for the then current fiscal year of Employer, or have any further obligations to Employee.

(b) Premature Termination by Employer. In the event of the termination of this Agreement by Employer prior to the last day of the then current term for any reason other than a termination in accordance with the provisions of Section 6(c) (Termination for Cause), then notwithstanding any mitigation of damages by Employee, Employer shall pay Employee severance payment and other payments to which Employee is entitled to receive according to Israeli law, and Employer shall not be obligated to pay any remaining performance bonus for the then current fiscal year of Employer, or have any further obligations to Employee. Employer shall provide employee with 90 day notice of premature termination.

(c) Termination for Cause. This Agreement may be terminated for cause as hereinafter defined. “Cause” shall mean:(i) a material violation by Employee of any applicable material law or regulation respecting the business of Employer; (ii) Employee being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of Employer, or which disqualifies Employee from serving as an officer or director of Employer; (iii) the willful or negligent failure of Employee to perform his duties hereunder in any material respect after receipt of written notice from the board and a reasonable opportunity to cure; (iv) the willful or negligent failure of Employee to obey the reasonable lawful directives of the CEO or President after receipt of written notice from the board and a reasonable opportunity to cure; and (v) to the extent permitted by applicable law, the development by Employee of any drug, alcohol or other substance abuse problems, or the commission of a crime involving moral turpitude. Upon a termination of Employee’s employment with Employer for Cause, Employee shall be entitled to receive from Employer only such payments as are due and owing to Employee as of the effective date of such termination.

Section 7. Restrictive Covenant.

(a) Restrictive Covenant. Employee acknowledges and recognizes the highly competitive nature of the businesses of Employer and its affiliates and accordingly agrees as follows:

(i) During the term of Employee’s employment and, for a period of one year following the date Employee ceases to be employed by Employer (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with Employer; the business of any client or prospective client:

A. with whom Employee had personal contact or dealings on behalf of Employer during the one year period preceding Employee’s termination of employment;

B. with whom employees reporting to Employee had had personal contact or dealings on behalf of Employer during the one year immediately preceding Employee’s termination of employment; or

C. for whom Employee had direct or indirect responsibility during the one year immediately preceding Employee’s termination of employment.

(ii) During the Restricted Period, Employee will not directly or indirectly:

A. engage in any business that competes with the business of Employer or its affiliates (including, without limitation, businesses which Employer or its affiliates have specific plans to conduct in the future and as to which Employee is aware of such planning) in any county of any state of the United States or a comparable jurisdiction of Israel where Employer or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (“Competitive Business”);

B. enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

C. acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

D. interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Employer or any of its affiliates and customers, clients, suppliers or investors of Employer or its affiliates.

(iii) Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of Employer or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (A) is not a controlling person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(iv) During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

A. Solicit or encourage any employee of Employer or its affiliates to leave the employment of Employer or its affiliates; or

B.  hire any such employee who was employed by Employer or its affiliates as of the date of Employee’s termination of employment with Employer, or who left the employment of Employer or its affiliates coincident with, or within one year prior to or after, the termination of Employee’s employment with Employer, unless such employee has not been employed by Employer for a period of six months.

(b) Remedies for Breach of Restrictive Covenant. Employee acknowledges that the restrictions contained in Section 5 (Confidentiality and Loyalty) and Section 7 (Restrictive Covenant) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer, that any violation of these restrictions would cause substantial injury to Employer and such interests, that Employer would not have entered into this Agreement with Employee without receiving the additional consideration offered by Employee in binding himself to these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. Employee further acknowledges that a portion of his salary and benefits is paid to him in consideration for the obligations contained in Sections 5 and 7 of this Agreement. By signing below Employee represents that his execution and performance of his obligations under this Agreement will not violate any agreement to which he is a party or by which he is bound or any applicable law or equity principle, and agree to maintain such non violation. In the event of any violation or threatened violation of these restrictions, Employer, in addition to and not in limitation of, any other rights, remedies or damages available to Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Employee and any and all persons directly or indirectly acting for or with him, as the case may be.

(c) Enforceability. It is expressly understood and agreed that although Employee and Employer consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it unenforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 8. General Provisions.

(a) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Employee, Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of Employer shall be deemed the “Employer” hereunder. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

(b) Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Employee and Employer.

(c) Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the Israel without reference to the law regarding conflicts of law.

(d) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e) Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by Israeli registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of Employer, attention: President, or, if to Employee, to his home address set forth below Employee’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

(f) Good Faith. The parties will deal with each other in good faith with respect to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MODIGENETECH LTD.	EMPLOYEE

By: /s/ Shai Novik	/s/ Eyal Fima
Title: President	Address:

Exhibit A

NOTIFICATION TO EMPLOYEE OF EMPLOYMENT CONDITIONS

Date: January 21, 2006

1.	Name of Employer: ModigeneTech Ltd. Legal Entity: Private Company Identification Number: 51- 3105205 Address: 3 Meir Weisgal Street, Building #3, Science Park, Nes-Ziona, Israel

Name of Employee: Eyal Fima
Identification Number: 58432790
Address: 30, Hanoch Albek st. Beer-Sheva, 84833, Israel

2.	Date of Commencement of Employment: November 16, 2005
Term of Employment: Employment is for one year period.

3.	Main Responsibilities of Employee: All managerial activities related to directing the product development of the company

4.	Name of Employee’s direct supervisor or direct supervisor’s title: the Company’s Chief Executive Officer.

5.	The basis upon which Employee’s salary is made: monthly.

6.	Employee’s salary is set in accordance with the following:

The aggregate fixed payment (gross) to be made to Employee in accordance with the Base Salary is 25000 NIS. All payments to be made to Employee as compensation are as follows:

Fixed Payments		Non Fixed Payments
Payment Type	Timing of payment	Payment Type	Timing of payment
Salary (gross) NIS _25000 (inclusive of all such payments that the Company is required to pay under any applicable law)	In accordance with the Company’s normal payroll procedures but no later than the 9th day of each month.

Recreation Pay (Dmei Havraa)	Once a year in accordance with applicable law

7.	Employee’s working week shall consist of 43 hours. As the position in the Company requires a special degree of personal trust, Employee may be required to work overtime and on days of rest.

8. The rest days are Friday and Saturday.

9.
Employee declares and agrees that Employer’s rules and regulations, as shall be adjusted from time to time by Employer in its sole discretion, shall apply to Employee’s employment with Employer and shall be part of the terms and conditions of Employee’s employment with Employer.

10.	Payment of Social Benefits to which Employee will be entitled (percentage of salary and supplements)*, **:

Payment Type	The institution to whom payment is made and name of the plan	Payment by Employee (in percentage)	Payment by Employer (in percentage)	Payment Commencement Date
Managers Insurance Policy Education Fund	________ ________	5% 2.5%	13 1/3% (8 1/3% for severance pay and 5% for pension benefits) and up to 2.5% for disability insurance 7.5%	Nov16, 2005____, Jan. 1st_____,2006

11.	Employer is not, nor is an association that Employer belongs to, a party to a collective agreement that address the employment terms of Employee.

This notification is not an employment agreement, but rather an Employer notification regarding the main terms and conditions of Employee’s employment with Employer; this notification is without prejudice to Employee’s rights pursuant to applicable law, any extension order, any collective agreement and his/her employment agreement.

SIGNATURE OF EMPLOYER:	DATE:

/s/Shai Novik

SIGNATURE OF EMPLOYEE:	DATE:

/s/ Eyal Fima